SAKER AVIATION SERVICES, INC. SECURES SHOW CAUSE HEARING

IN CONNECTION WITH PENNSYLVANIA FACILITY LEASE

Wilkes-Barre, PA and Scranton, PA, August 1, 2013/PR Newswire/ – Saker Aviation Services, Inc. (SKAS), an aviation services company specializing in ground-based services to the general aviation marketplace, announced that a show cause hearing has been scheduled to address issues in connection with its Pennsylvania lease.  The show cause hearing is scheduled for Wednesday, August 14th at 2:00 p.m.

The docket number of the file is: 2013-04033.

Saker’s complaint was filed on July 26, 2013 by the Company following an announcement on Thursday, July 18, 2013 by the Wilkes-Barre/Scranton International Airport that it intends to negotiate a Fixed Base Operator lease with a party other than Saker Aviation Services. The Company believes an airing of the issues on August 14, 2013 will support its belief that the Airport was in contravention of the Company’s rights under the lease.

About Saker Aviation Services, Inc.

Saker Aviation Services (www.SakerAviation.com) provides Fixed Base Operations (FBO) flight support services through a growing chain of US based facilities. Products include, but are not limited to, aircraft fueling, maintenance, repair and overhaul (MRO), charter, hangar/tie-down, facility management, pilot support services, ground handling, operational consulting and other related services.

CONTACT:
Saker Aviation Services, Inc.

Ronald J. Ricciardi

President & CEO

1.570.457.3400
RRicciardi@SakerAviation.com

Note Regarding Forward-Looking Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements may include projections of revenue, provisions for doubtful accounts, income or loss, capital expenditures, repayment of debt, other financial items, statements regarding our plans and objectives for future operations, acquisitions, divestitures and other transactions, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements and statements other than statements of historical fact.

Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company therefore cautions readers of this press release against relying on any of these forward-looking statements because they are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the Company’s services and pricing, general economic conditions, its ability to raise additional capital, its ability to obtain the various approvals and permits for the acquisition and operation of FBOs and the other risk factors contained under Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Any forward-looking statement made in this press release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time and it is not possible to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.